As Filed with the Securities and Exchange Commission on September 6, 2006
Registration No. 333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Mid-America Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	16-1754596
(State of other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.
7651 Highway 70, South
Nashville, Tennessee 37221
(Address of Principal Executive Offices) (Zip Code)
Bank of the South 2001 Stock Option Plan
PrimeTrust Bank 2001 Statutory-Nonstatutory Stock Option Plan
PrimeTrust Bank 2005 Statutory-Nonstatutory Stock Option Plan
(Full title of the plans)
Jason K. West,
Executive Vice President and CFO
Mid-America Bancshares, Inc.
7651 Highway 70, South
Nashville, Tennessee 37221
(Name and address of agent for service)
(615) 646-4556
(Telephone number, including area code, of agent for service)
Copy to:
Daniel W. Small, Esq.
One Burton Hills Boulevard, Suite 330
Nashville, Tennessee 37215
(615) 252-6000
Calculation of Registration Fee

Title of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered[1]	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common stock, $1.00 par value	1,009,525 shares	$8.76 [2]	$8,843,439	$946.25

1 In accordance with the provisions of Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, and the Registration Statement shall be deemed to register an indeterminate amount of interests in such plan that are separate securities and required to be registered under the Securities Act.
2 Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the exercise price of the stock options and other derivative securities registered hereby.

INTRODUCTORY NOTE
PART I
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Ex-5.1 Opinion Daniel W. Small, Esq
Ex-23.1 Independent Auditors' Consent of Maggart & Associates, P.C. (With respect to PrimeTrust Bank)
Ex-23.2 Independent Auditors' Consent of Maggart & Associates, P.C. (With respect to Bank of the South)

INTRODUCTORY NOTE
The documents containing the information specified in Part I of Form S-8 (plan information and Registrant information) will be sent or given to employees, directors, consultants, or advisors, as the case may be, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (“Securities Act”). These documents need not be filed with the Securities and Exchange Commission (“SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II of this Registration Statement), taken together, constitute a prospectus that meets the requirements of section 10(a) of the Securities Act.
These securities are being registered as a result of a share exchange (the “Share Exchange”) effected by and among Registrant, Bank of the South, Mt. Juliet, Tennessee, and PrimeTrust Bank, Nashville, Tennessee, effective as of 12:01 a.m. on September 1, 2006 (the “Effective Time”). Each bank is a “Predecessor Issuer” and collectively they are the “Predecessor Issuers.” Pursuant to the terms of the Agreement and Plan of Reorganization and Share Exchange (the “Agreement”) by and among Registrant and the said Predecessor Issuers, the Registrant agreed to assume and to be responsible for issuing shares of its common stock, $1.00 par value, to holders of options to purchase common stock of the respective Predecessor Issuers, adjusted to reflect the respective exchange ratios of the two Predecessor Issuers in the Share Exchange. The Share Exchange was more fully described in the Registrant’s Registration Statement on Form S-4, as amended, which was originally filed with the SEC on May 18, 2006 (Commission File No. 333-134247), to which reference is made with respect to the requirement that the Registrant must file “Form 10 Information” pursuant to paragraph (a)(7) of Instruction A.1 of Form S-8.
Pursuant to the Agreement, the Registrant agreed to issue up to 505,256 shares of its common stock to holders of options to purchase the common stock of Bank of the South and 504,269 shares of its common stock to holders of options to purchase the common stock of PrimeTrust Bank.
The exchange ratio for Bank of the South common stock was 2.1814 shares of the Registrant’s common stock for each whole share of Bank of the South common stock and the exchange ratio for PrimeTrust Bank common stock was 2.0 shares of Registrant’s common stock for each whole share of PrimeTrust Bank common stock.

As a consequence of the Share Exchange, and pursuant to the Agreement,
(i)	Each outstanding share of common stock of Bank of the South was converted into the right to receive 2.1814 shares of the Registrant’s common stock for each whole share of Bank of the South common stock;

(ii)	Each outstanding share of common stock of PrimeTrust Bank was converted into the right to receive 2.0 shares of the Registrant’s common stock for each whole share of PrimeTrust Bank common stock;

(iii)	Registrant agreed to pay cash for fractional shares; and

(iv)	Each outstanding option to purchase the common stock of either Predecessor Issuer (a “Predecessor Equity Incentive Option”) granted pursuant to the PrimeTrust Bank 2001 Statutory-Nonstatutory Stock Option Plan, the PrimeTrust Bank 2005 Statutory-Nonstatutory Stock Option Plan, and the Bank of the South 2001 Stock Option Plan (together, the “Predecessor Equity Incentive Plans”), whether vested or unvested, was deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Predecessor Equity Incentive Option, the same number of shares of the Registrant’s Common Stock as the holder of such Predecessor Equity Incentive Option would have been entitled to receive pursuant to the Share Exchange had such holder exercised such option in full immediately prior to the Effective Time of the Share Exchange, at the same price per share as was in place immediately prior to the Effective Time.
Neither of the Predecessor Issuers filed a registration statement with respect to the Predecessor Equity Incentive Plans or the shares to be issued thereunder because the shares of Predecessor Issuer common stock to be issued in connection therewith were exempt from registration under Section 3(a)(2) of the Securities Act.
PART I
ITEM 1. PLAN INFORMATION
Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
The Registrant will, upon written or oral request, provide without charge to any persons to whom the prospectuses relating to this Registration Statement are delivered, a copy of any and all of the information which has been incorporated by reference in such prospectuses and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, Mid-America Bancshares, Inc., 7651 Highway 70, South, Nashville, Tennessee 37221 (telephone: (615) 646-4556).
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The Registrant has filed with the SEC and hereby incorporates by reference in this Registration Statement the following documents:
     (a) The Registrant’s Current Report on Form 8-K filed on September 1, 2006, reflecting the Registrant’s status as the successor issuer under Rule 12g-3 (17 CFR 240.12g-3) to Bank of the South, Mt. Juliet, Tennessee, and to PrimeTrust Bank, Nashville, Tennessee. Registrant became the successor issuer pursuant to a share exchange consummated on September 1, 2006. Each predecessor issuer had previously filed a Form 10-SB under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) with the Federal Deposit Insurance Corporation and had filed reports, proxy materials, and other documents with the FDIC under the Exchange Act. No reference is made in this Registration Statement to any registration statement on Form 10 or Form 10-SB filed by the Registrant under the Exchange because the Registrant was a successor issuer as noted above and was not required to file any such registration statement.
     (b) The parts of the prospectus portion of Registrant’s Registration Statement on Form S-4, as amended (Commission File No. 333-134247), and Exhibits 3(i), 3(ii), 4.3 and 10.1 thereto, containing a description of the class of the Registrant’s securities being registered under this Registration Statement and also a description of the Predecessor Equity Incentive Plans.

     (c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Counsel to the Company, Daniel W. Small, Attorney at Law, owns an estimated 12,382 shares of the Company’s common stock as of the date hereof. He was not a participant in the Plans.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:
•	Conducted himself or herself in good faith;

•	Reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

•	Reasonably believed, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	In the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The Company’s charter and bylaws provide for indemnification of its directors, officers, employees and agents against liabilities and expenses incurred in legal proceedings concerning the Company, to the fullest extent permitted under Tennessee corporate law. Indemnification will only apply to persons who act in good faith, in a manner he or she reasonably believed to be in the best interest of the company, without willful misconduct or recklessness.

The Company’s directors’ and officers’ liability insurance policy is expected to cover the typical errors and omissions liability associated with the activities of the Company and its subsidiary banks (the “Banks”), which are the Predecessor Issuers described above. The provisions of the insurance policy might not indemnify the Company’s or Banks’ officers and directors against liability arising under the Securities Act or with respect to liability imposed for violations of applicable federal law, including the Federal Deposit Insurance Act.
The Company’s charter eliminates a director’s liability to the Company or its shareholders for monetary damages to the maximum extent permitted by law. Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he or she discharges his or her duties:
•	In good faith;
•	With the care of an ordinarily prudent person in a like position under similar circumstances; and
•	In a manner the director reasonably believes to be in the best interests of the corporation.
In discharging her or his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are within the person’s competence.
Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:
•	The director must furnish the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above;
•	The director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

•	A determination must be made that the facts then known to those making the determination would not preclude indemnification.
A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation’s charter provides otherwise,
•	An officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director,
•	The corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director, and
•	A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.
The Company’s charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law. Amendment of this provision requires a vote of seventy-five percent (75%) of the outstanding Company shares unless a majority vote is expressly permitted by vote of seventy-five percent (75%) of the members of the Company’s entire board of directors. However, provisions of federal and state banking law (including the Federal Deposit Insurance Act) may limit indemnification in certain circumstances.
For a period of six years following the September 1, 2006, effective date of the Share Exchange, the Company has agreed to indemnify and defend executive officers and directors of the Banks from claims, accusations, proceedings, or actions arising out of their service as Bank directors and executive officers to the same extent that each Bank was obligated to indemnify them prior to completion of the Share Exchange. Presently, bank directors and executive officers are covered by certain of the Company’s insurance coverages.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company under the provisions described above, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8. EXHIBITS
The listing of exhibits is incorporated by reference to the Exhibit Index appearing elsewhere in this Registration Statement.
ITEM 9. UNDERTAKINGS
     (1) The Registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (2) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.
     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mid-America Bancshares, Inc., a corporation organized and existing under the laws of the State of Tennessee, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on September 6, 2006.

REGISTRANT: MID-AMERICA BANCSHARES, INC.
By:	/s/ Gary L. Scott
Gary L. Scott, Chairman
and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Gary L. Scott, David Major, James S. Short, Jason K. West, Susan Wilson, and Katy Wilson as her or his attorney-in-fact, with the power of substitution, for her or him in any and all capacities, to sign this Registration Statement, and any post-effective amendment to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Harold Gordon Bone Harold Gordon Bone	Director	September 5, 2006
/s/ Robert L. Callis Robert L. Callis	Director	September 5, 2006
/s/ James A. Campbell James A. Campbell	Director	September 5, 2006
/s/ Bruce G. Davis Bruce G. Davis	Director	September 5, 2006
/s/ E. C. Hardison, III E. C. Hardison, III	Director	September 5, 2006

Signature	Title	Date
/s/ David Major David Major	President and Director	September 5, 2006
/s/ Monty E. Mires Monty E. Mires	Director	September 5, 2006
/s/ Margaret N. Perry Margaret N. Perry	Director	September 6, 2006
/s/ Gary L. Scott Gary L. Scott	Chairman and Chief Executive Officer, and Director	September 6, 2006
/s/ James S. Short James S. Short	Executive Vice President, Chief Risk Officer, and Director	September 5, 2006
/s/ Stephen A. Steele Stephen A. Steele	Director	September 5, 2006
/s/ David V. Waldron David V. Waldron	Director	September 5, 2006
/s/ Jason K. West Jason K. West	Executive Vice President, Chief Financial and Accounting Officer, and Director	September 5, 2006
/s/ Edward A. Whitley Edward A. Whitley	Director	September 5, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit	Location
4.1	Charter.	(1)

4.2	Amended and Restated Bylaws.	(2)

4.3	Specimen Stock Certificate for Common Stock of Mid-America Bancshares, Inc.	(3)

5.1	Opinion Daniel W. Small, Esq., Attorney at Law, regarding the legality of the Common Stock.	Contained herein

10.1	Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan.	(4)

23.1	Independent Auditors’ Consent of Maggart & Associates, P.C. (With respect to PrimeTrust Bank).	Contained herein

23.2	Independent Auditors’ Consent of Maggart & Associates, P.C. (With respect to Bank of the South).	Contained herein

23.3	Consent of Counsel is contained in Exhibit 5.1.	Contained herein

24	Power of Attorney related to signatures and post-effective amendments.	Signature Page
(1)	Incorporated by reference to Exhibit 3(i) of the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-134247).

(2)	Incorporated by reference to Exhibit 3(ii) of the Company’s Current Report on Form 8-K, as filed with the SEC on September 1, 2006.

(3)	Incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-134247).

(4)	Incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-134247).